Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of Wesbanco, Inc. (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company after consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of October 29, 2014, by and between the Company, Wesbanco Bank, Inc., ESB Financial Corporation and ESB Bank), and to the filing of this consent as an exhibit to this Registration Statement.

Date: November 20, 2014

By:	/s/ Charlotte A. Zuschlag
Name:	Charlotte A. Zuschlag